                                                                    Exhibit 10.3


                                    AGREEMENT
          ("Substitute CLA" to replace Agreement dated Feb. 25th 1992)


                                 BY AND BETWEEN

                        AMERICAN BANK NOTE HOLOGRAPHICS,
                      INC. A DELAWARE CORPORATION ("ABNH")

                                       AND

                       LEONHARD KURZ GMBH & CO. KG ("LK")
              A LIMITED PARTNERSHIP ORGANIZED UNDER THE LAWS OF THE
                           FEDERAL REPUBLIC OF GERMANY

ENTERED INTO ON July 01st, 2002

WITNESSETH

Whereas, the parties entered into an Agreement on February 25, 1992, sometimes referred to as the "CLA" and have agreed to replace the CLA with this "Substitute CLA", terminating and suspending the CLA entirely; and

Whereas, LK owns or has acquired the exclusive rights to those patents and patent applications set forth on Schedule A hereto (the "LK Patents") and ABNH and certain of its affiliates own or have acquired the exclusive rights to those patents and patent applications set forth on Schedule B hereto (the "ABNH Patents"); and

Whereas LK and ABNH are involved in ongoing discussions concerning the potential infringement and coverage of their respective patents; and

Whereas, LK and ABNH desire to settle their differences and release each other from any claims of infringement or invalidity of each other's patents; and

Whereas, LK and ABNH desire to collaborate in the technology of the LK and ABNH Patents;

Now therefore, in consideration of the parties' mutual agreements contained herein, the parties hereto agree as follows.

TABLE OF CONTENTS:

1.  DEFINITIONS ...........................................................    3

2.  CROSS-LICENSE .........................................................    3

3.  ROYALTIES .............................................................    4

4.  ROYALTY PAYMENTS ......................................................    6

5.  PURCHASE ..............................................................    7

6.  INVENTIONS ............................................................    7

7.  REPRESENTATIONS .......................................................    8

8.  CONFIDENTIALITY .......................................................    8

9.  TERMINATION ...........................................................    9

10. INDEPENDENT CONTRACTORS ...............................................    9

11. ASSIGNMENT AND SUBCONTRACTORS .........................................    9

12. ENTIRE AGREEMENT ......................................................   10

13. NOTICES ...............................................................   10

14. SUBSTANTIVE LAW .......................................................   10

15. ARBITRATION ...........................................................   11

16. MISCELLANEOUS .........................................................   11

17. SALVATORY CLAUSE ......................................................   11

1.    DEFINITIONS

      a) "Card Products" shall mean all Holomag Products used on or in connection with credit, debit and ATM (Automatic Transaction Machine) cards or card carriers corresponding to the size and shape standards of currently used credit, debit and ATM cards (ISO 7810, 7811/1 and 7813 or such other successor organizations as may thereafter certify size and shape standards for Card Products) as such may be amended from time to time.

      b) "Holomag Product" shall mean any magnetic particle layer super-imposed or in an overlapping position with a hologram layer regardless of positioning and as described in any of the LK Patents or ABNH Patents of Schedules A and B hereto, whether incorporated into a finished, semi-finished or unfinished product. (Holomag is a trademark of ABNH.)

      c) "Information" shall mean this Agreement and costs, pricing, production matters and related information and materials, including technical, financial and managerial information as well as any and all information, know-how, including the know-how and data, technical or non-technical, which relates to the technology of Holographic Magstripe, whether written or oral, as well as samples or specimens thereof, furnished by or on the behalf of a party, either directly or indirectly.

      d) "LK Territory" shall mean all countries as listed in Schedule C hereto.

      e) "Net Sales Price" shall mean the amount paid for the Holomag Product by a party less quantity and/or cash discounts, freight, postage, insurance, taxes, and duties. With respect to sales of Holomag Products in combination with other components of a product the Net Sales Price shall be limited to that portion of the total sales price which will represent the fair market value of the Holomag Products as if it were sold separately.

2.    CROSS-LICENSE

      a) LK hereby grants ABNH an exclusive, irrevocable license to make, have made, use and sell Card Products under the LK Patents in the territories of the United States, its territories and possessions ("United States") with no retained right to make, have made, use, and sell by LK in the

            United States or to sell to United States based Card Product authorizing organizations.

            LK hereby grants ABNH a non-exclusive, irrevocable license to make, have made, use, and sell products other than Card Products under the LK Patents in the United States.

            It is the intention of the parties that such licenses shall include the right of ABNH or any of its United States customers to assemble and distribute outside the United States and including in the LK Territory including with respect to the first paragraph above for United States Card Product authorizing organizations provided there are used Holomag Products originating from ABNH.

      b) ABNH hereby grants LK an exclusive, irrevocable license to make, have made, use, and sell Holomag Products other than Card Products under the ABNH Patents in the United States. ABNH shall retain the full right under the ABNH Patents to make, have made, use, and sell Holomag Products.

      c) LK hereby grants to ABNH an exclusive, irrevocable worldwide license to make, have made, use, and sell to Eurocard and Eurocheque or any possible successor Holomag Products for Card Products under the LK Patents with no retained right to use and sell by LK to Eurocard and Eurocheque or any possible successor(s).

      d) Neither party shall have any right to grant any sublicense or assignment of any of the patents licensed to such party by the other party to this Agreement without the express written consent of the party which owns such patents.

      e) In the event LK receives an inquiry for Card Products from a United States Card Product authorizing organization, LK shall refer such inquiry to ABNH.

3.    ROYALTIES

a)    Sales under Section 2a)

      1. In consideration of the licenses granted ABNH shall pay to LK royalties in accordance with the following schedule for all sales pursuant to Section 2a) hereof:

      i)    Card Products

      - if ABNH purchases both the magnetic particle layer and the holographic embossing film from LK, a sum equal to 0% of the Net Sales Price.

      - if ABNH purchases only the magnetic particle layer from LK, a sum equal to 6% of the Net Sales Price.

      - if ABNH purchases only the holographic embossing film from LK, a sum equal to 10% of the Net Sales Price.

      - if ABNH neither purchases the holographic embossing film nor the magnetic particle layer from LK, a sum equal to 12% of the Net Sales Price.

      - if ABNH purchases the holographic embossing film from LK and the magnetic particle layer from Malco Plastics, a sum equal to 6% of the Net Sales Price, provided however, that the magnetic particle layer purchased from Malco is for use exclusively on Malco manufactured Card Products.

      ii)   Other Products

            For products other than Card Products the respective royalties shall amount to half of the above mentioned sums.

      2.    EUROCARD/EUROCHEQUE

            If ABNH sells Holomag Products pursuant to Section 2c) hereof it shall pay to LK a sum equal to 15% of the Net Sales Price where LK shall provide the embossing, magnetic particle layer and holographic embossing film for such purchases and in all other cases a sum equal to 30% of the Net Sales Price. In addition ABNH agrees that it shall not charge any fees for holographic originations provided to LK with respect to orders pursuant to Section 2c).

      3.    NON-UNITED STATES SUBCONTRACTOR

            In addition to the amount payable under Section 3a) 1. or 2. ABNH shall, in the event ABNH uses any non-United States subcontractor in connection with manufacture of the Holomag Product, pay to LK a sum equal to 6% of the Net Sales Price.

b)    LK

      i) LK will purchase holographic originations from ABNH for all of its use of Holomag Products in the United States, provided however, that LK may purchase a holographic origination other than from ABNH for any customer which objects in writing to the production of the origination by ABNH.

      ii) For all sales of Holomag Products using originations produced by ABNH LK shall pay to ABNH a sum equal to 6% of the Net Sales Price for purchases throughout the world, provided, however, for originations produced for sales of LK in Japan the sum shall be equal to 7% of the Net Sales Price.

      iii) In addition to the above, LK shall charge to its customer and pay to ABNH after receipt from the customer the usual and customary initial set-up charges of ABNH for the cost of producing the origination for the customer unless ABNH and LK have agreed that the full cost thereof cannot be charged to the LK customer by LK.

c) Royalties shall be deemed to accrue on the date that a party receives payment for sales.

d) Royalties shall only be payable as long as any of the valid patents of schedule A and B continue to apply to manufacture and sale of the licensed products.

4.    ROYALTY PAYMENTS

      a) Within thirty (30) days after the end of each calendar quarter, the parties shall remit any royalties payable pursuant to Section 3 hereof for all licensed products sold during such quarter. Royalties shall be paid in US Dollars. If the Net Sales Price is in a currency other than US Dollars, royalties shall be computed by converting the royalty at the exchange rate for the currency prevailing at the date of royalty payment as such exchange rate is published in the Wall Street Journal.

      b) Each payment of royalties hereunder shall be accompanied by a statement certified by an officer of the party issuing such report containing sufficient information to allow the recipient to permit verification of the accuracy of all royalty calculations hereunder.

      c) The parties shall each have the right, at their own cost and expense to audit the books and records of the other party through independent certified public accountants for the purposes of verifying the accuracy of the royalty reports and payments. Such audits shall be made during regular business hours and upon not less than thirty (30) days advance written notice and shall be permitted not more frequently than once per calendar year.

            The accountants shall treat all Information received during the audits as confidential Information pursuant to Section 8.

5.    PURCHASE

      a) LK agrees that the terms and conditions of sale individually for substantially similar embossing foil, embossing and magnetic particle layer, to ABNH for Card Products including but not limited to price, shall not be less favorable than those terms and conditions of sale to any third party when such materials are sold to ABNH either individually or together for the purposes of this Agreement, subject to required price increases reflecting actual increased costs of materials and/or labor applicable to such materials.

      b) ABNH shall be at liberty to purchase the holographic embossing film, embossing, and/or magnetic particle layer from any non-United States; and such subcontractors are released from any claims of infringement of any LK patents licensed hereunder per Schedule A. On request by ABNH to Kurz, Kurz shall confirm in writing to ABNH that ABNH and the subcontractor have the licensing rights under the LK patent listed in Schedule A.

6.    INVENTIONS

      Any methods, developments, inventions, discoveries, techniques and/or improvements, whether or not patentable, made during the course of work performed under this Agreement, shall be the property of the party whose personnel made the invention, and that party may make application for patents covering such invention. Any invention made jointly during the course of work performed under this agreement and for a period of (6) six months thereafter shall be the joint property of LK and ABNH, and any applications made and patents obtained for such inventions or discoveries shall be assigned jointly to LK and ABNH, each obtaining a 50% interest therein. Each party shall aquire an irrevocable world wide non-exclusive license to make, have made, use and sell under any such joint inventions.

7.    REPRESENTATIONS

      LK hereby represents and warrants that it has the right and authority to execute, deliver and perform the obligations of this Agreement required to be performed by LK, that it has not entered any agreements which would conflict with the rights granted ABNH pursuant to this Agreement and that it knows of no potential infringements of third-party patents which would result from the manufacture, sale or use of Holomag Products to be produced hereunder.

      ABNH hereby represents and warrants that it has the right and authority to execute, deliver and perform the obligations of this Agreement required to be performed by ABNH, that it has not entered any agreements which would conflict with the rights granted LK pursuant to this Agreement and that it knows of no potential infringements of third-party patents which would result from the manufacture, sale or use of Holomag Products to be produced hereunder.

8.    CONFIDENTIALITY

      The parties agree that any Information of the other party shall be maintained in strict secrecy. Each party agrees that it will disclose Information of the other party only to those of its officers and employees who are subject to an agreement which provides similar restrictions on disclosure as are provided herein and who are directly concerned with the use of the Information for the purpose specified herein, and that it will take all necessary and reasonable precautions to prevent such Information from being disclosed to any unauthorized person, firm or company. Upon disclosing any Information to its officers or employees, such officers and employees shall be informed of the existence of this Agreement, will be instructed to treat the Information confidentially, and the parties will take all necessary and reasonable precautions to prevent the unauthorized disclosure of such Information by such officers and employees. The parties' nondisclosure obligations under this Agreement shall be limited to a period ending the latest to occur of (i) five (5) years from the last receipt of such Information, (ii) five (5) years following the termination of any purchase or supply arrangements hereunder and (iii) five (5) years from the termination of this Agreement

      Recipient shall not have any obligation of confidentiality with respect to any Information that:

      a) was already in its possession prior to receipt from the other party or is developed independently of Information received from the other party as evidenced by the written records of such party;

      b) is or hereafter becomes in the public domain by public use, publication, general knowledge or the like through no fault of receiving party; or

      c) is properly obtained by the receiving party from a third party not under any obligation to a party or any of its affiliates to keep such information confidential.

      Any and all Information in tangible form received by either party shall remain the property of the disclosing party and all such Information, and copies thereof, upon request, shall be promptly returned or destroyed.

      The terms of this Section 8 shall survive the termination of this Agreement for the periods set forth.

9.    TERMINATION

      This Agreement shall replace the Agreement of February 25th, 1992 and be in full force and effect and shall terminate on the expiry of the latest US-Patents as per Schedule 1 or Schedule 2. Upon expiry, this Agreement shall cease to be binding on the Parties automatically without the necessity for either Party to provide notice of termination.

10.   INDEPENDENT CONTRACTORS

      ABNH and LK shall each act as independent contractors and not as agent for, partner of or joint venture with the other party hereto. Neither party shall have any authority to bind or otherwise obligate the other party except as specifically set forth herein.

11.   ASSIGNMENT AND SUBCONTRACTORS

      Neither this Agreement, nor any of the rights granted hereunder, may be assigned or otherwise transferred, to any third party except as provided hereunder or by operation of law, nor may any party subcontract its obligations hereunder except with the prior written consent of the other party or as provided under Section 3a3 hereof.

      Notwithstanding the foregoing ABNH shall be permitted to subcontract any of its requirements to produce Card Products to LK and agrees that it shall charge not any fees for holographic originations provided to LK with respect to such subcontracted work.

12.   ENTIRE AGREEMENT

      This Agreement and the schedules hereto contain the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all previous and contemporaneous oral or written agreements and no amendments to this Agreement shall be effective unless in writing signed by the parties.

13.   NOTICES

      All notices, request, demands, and other communications required or permitted to be given hereunder, shall be in writing and shall be deemed to have been given at the time actually received by the party to whom notice is sent at the address given below or to such changed address as such party may have designated by notice:

      If to ABNH:
             American Bank Note Holographies, Inc.
             399 Executive Boulevard Elmsford,
             New York 10523
             Attention: Chief Executive Officer,
                        Kenneth Traub


      If to LK:
             Leonhard Kurz GmbH & Co.KG
             Schwabacher Str. 482
             D - 90763 Furth/Germany
             Attention: Vice President of Security Concepts and
                        Member of the Board
                        Werner Reinhart

14.   SUBSTANTIVE LAW

      All disputes shall be settled in accordance with the provisions of this Agreement and all other agreements regarding its performance, otherwise in accordance with the substantive law in force in Switzerland without reference to other laws. The application of the United Nations Convention on the International Sale of Goods shall be excluded.

15.   ARBITRATION

      All disputes arising in connection with the present Agreement shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by 3 (three) arbitrators appointed in accordance with the said Rules.

      The place of arbitration shall be Zurich, Switzerland.

16.   MISCELLANEOUS

      a) In light of the joint research and development activities which the parties anticipate will be required to commercially exploit Holomag Products the parties agree that the benefits of this Agreement shall be strictly limited to LK and its affiliates and ABNH and its affiliates.

      b) The parties acknowledge that this Agreement shall in no way be interpreted to affect their ongoing business activities involving holographic imaging, products or technology or magnetic stripe products or technology other than with respect to Holomag Products and that each party shall be free in every respect to conduct such business and continue to develop such technology outside of this Agreement.

      c) LK shall be entitled to utilize any of its affiliated companies to perform any of the activities contemplated to be performed by LK under this Agreement in its sole discretion, provided however, that LK shall remain responsible for the performance thereof.

17.   SALVATORY CLAUSE

      All provisions of this Agreement shall be considered several and if any of the provisions of this Agreement are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date and year first above written.



Frankfurt, the 01.July.2002                Frankfurt, the 01.July.2002




/s/ Kenneth Traub                          /s/ Werner Reinhart
---------------------                      -------------------
AMERICAN BANK NOTE                         LEONHARD KURZ
HOLOGRAPHICS, INC.                         GmbH & Co KG
Name:  Kenneth Traub                       Name:  Werner Reinhart
Title: Chief Executive Officer             Title: Vice President of
                                           Security Concepts and
                                           Member of the Board

Schedule A to the Agreement dated 01.07.2002

LK PATENTS


COUNTRY                        PATENT NUMBER                    DATE OF PATENT
USA                            4,232,077                        Nov 8,1980
                               4,631,222                        Dec 23,1986

UNITED KINGDOM                 1,568,563                        Aug 6,1980

GERMANY (FRG)                  34 22 910                        April 1,1985

JAPAN                          1,588,749                        May 16,1990


                               Application No
                               1,352,41/1985                    pending
EUROPE                         0,171,540                        Aug 30,1989

Countries:

Germany (FRG)

Sweden

Switzerland

Liechtenstein

Austria

The Netherlands

Italy

France

United Kingdom

Schedule B to the Agreement dated 01.07.2002


ABNH PATENTS

COUNTRY                               PATENT NUMBER        DATE OF PATENT
-------------------------------------------------------------------------
USA                                     4,684,795          AUG 4    1987
CANADA                                  1,257,992          AUG 1,   1989
UNITED KINGDOM                          2,129,739          JAN 14   1987
FRANCE                                  2,535,864          MARCH 9  1990
SWITZERLAND                               656,721          JULY 15  1986

Schedule C to the Agreement dated 01.07.2002

LK TERRITORY

Federal Republic of Germany, Sweden, Switzerland, Liechtenstein, Austria, The Netherlands, Italy, France, United Kingdom, Japan